Exhibit 99.1

SYNALLOY COMMITS TO REVIEW OF STRATEGIC ALTERNATIVES AFTER MARKET AND GLOBAL HEALTH PANDEMIC STABILIZATION

Privet and UPG Continue to Ignore Company Overtures, Including the Board’s
Fair & Reasonable Proposal to Avoid Costly and Distracting Proxy Fight

Warns Shareholders that Privet’s and UPG’s Hostile Effort to Seize Control Over the Board and Business of Synalloy Offers - at Best - a Speculative Plan and No Premium

RICHMOND, VA, April 2, 2020 (BUSINESS WIRE) - The Board of Directors (the “Board”) of Synalloy Corporation (Nasdaq: SYNL) (the “Company”) today announced its commitment to engage a leading independent financial advisor to conduct a comprehensive review of strategic alternatives once there is stabilization from the current market volatility and macroeconomic disruption related to the global health pandemic caused by COVID-19.

The Board believes that ensuring a stable business and management continuity during this period of extreme market volatility, and then commencing a comprehensive review of strategic alternatives in a more secure market environment, offers the most prudent and deliberate path forward to create liquidity and to maximize value for all shareholders. The review of strategic alternatives will consider all options, including a sale of all or parts of the Company, as well as continued governance and Board composition enhancements, balance sheet and business optimization and management succession in the event that a liquidity event does not take place.

“The Board and management team have a long tradition of listening to shareholders and actively considering all shareholder feedback. We have historically and consistently demonstrated a willingness to explore all options that might maximize value and provide liquidity to shareholders. Our interests as approximately 9% owners of the Company are, and always have been, aligned with our shareholders’ interests,” stated Murray H. Wright, Chairman of the Board.

The COVID-19 pandemic has presented global macro-economic headwinds that impact virtually every single public company in the United States, and Privet’s and UPG’s campaign to overhaul the Board, management team and Synalloy’s business at this time of instability is, in the Board’s opinion, ill-timed and unproductive. For Privet and UPG to initiate a speculative and untested business turnaround in the midst of this global crisis would, in the Board’s view, destabilize the Company and its workforce and jeopardize shareholders’ investments in Synalloy.

In addition to committing to a review of strategic alternatives, the Board has continued to engage with all shareholders. This includes efforts to engage with Privet and UPG, recently offering to them what the Board believes was a fair proposal, in a good-faith effort to resolve a costly and distracting proxy fight. The key terms of the Board’s recent settlement proposal include:

•	Forming a strategic review committee for the purpose of reviewing the Company’s strategy and capital allocation;

•	Offering Privet and UPG the right to designate two out of eight directors on the Board (the “Privet/UPG Designees”), with two incumbent directors resigning;

•	Agreeing to nominate the Privet/UPG Designees at the Company’s 2020 and 2021 Annual Meetings of Shareholders;

•	Offering committee designations to the Privet/UPG Designees, and guaranteeing that the Privet/UPG Designees will constitute no less than 25% of every Board committee;

•	Fixing the Board at 8 directors; and

•	Expense Reimbursement.

In exchange, the Board requested that Privet and UPG commit to customary standstill provisions through the 2021 Annual Meeting of Shareholders. The Board believes that this proposal presented a reasonable compromise that would have provided a basis for collaboration between the Board and representatives of its largest shareholders, who would be afforded input on Board composition and governance commensurate to their stake in the Company.

The Board has not heard back from Privet or UPG on this offer. This pattern of behavior is consistent for Privet, as the Board never received a counter-proposal to its settlement offer in December 2019, either. Instead of constructively responding to the Board’s latest settlement offer, Privet and UPG turned to the media this week - including participating in a widely disseminated podcast - to broadcast its Board, management and business takeover campaign, to attack Synalloy’s Board and management with mistruths and to make promises to shareholders that they cannot guarantee keeping.

However, the Board remains willing to discuss collaborative solutions with Privet and UPG, and is committed to considering all options - including a formal review of strategic alternatives once the markets have settled down - that enhance the Company’s value and deliver liquidity to shareholders. The Board is confident that the management team that assembled the Company’s assets is best equipped to support the process of exploring a sale of those assets and to maximize value for all shareholders. In the interim, the Board and management team will continue to welcome feedback from all shareholders as we operate and steer Synalloy’s businesses through these challenging times.

About Synalloy Corporation
Synalloy Corporation (Nasdaq: SYNL) is a growth oriented company that engages in a number of diverse business activities including the production of stainless steel pipe and tube, galvanized pipe and tube, fiberglass and steel storage tanks, specialty chemicals and the master distribution of seamless carbon pipe and tubing. For more information about Synalloy Corporation, please visit our website at www.synalloy.com.

Forward-Looking Statements
This press release may include “forward-looking statements” within the meaning of the federal securities laws. All statements that are not historical facts are “forward-looking statements.” The words “estimate,” “project,” “intend,” “expect,” “believe,” “should,” “anticipate,” “hope,” “optimistic,” “plan,” “outlook,” “should,” “could,” “may” and similar expressions identify forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, including without limitation those identified below, which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements. The following factors could cause actual results to differ materially from historical results or those anticipated: adverse economic conditions; the impact of competitive products and pricing; product demand and acceptance risks; raw material and other increased costs; raw materials availability; employee relations; ability to maintain workforce by hiring trained employees; labor efficiencies; customer delays or difficulties in the production of products; new fracking regulations; a prolonged decrease in oil and nickel prices; unforeseen delays in completing the integrations of acquisitions; risks associated with mergers, acquisitions, dispositions and other expansion activities; financial stability of our customers; environmental issues; unavailability of debt financing on acceptable terms and exposure to increased market interest rate risk; inability to comply with covenants and ratios required by our debt financing arrangements; ability to weather an economic downturn; loss of consumer or investor confidence and other risks detailed from time-to-time in the Company’s Securities and Exchange Commission (“SEC”) filings. The Company assumes no obligation to update the information included in this release.

Important Other Information
The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s shareholders in connection with the Company’s 2020 Annual Meeting of Shareholders. The Company intends to file a definitive proxy statement and proxy card with the SEC in connection with any such solicitation of proxies from the Company’s shareholders. SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. The Company’s preliminary proxy statement for the 2020 Annual Meeting of Shareholders contains information regarding the direct and indirect interests, by securities holdings or otherwise, of the Company’s directors and executive officers in the Company’s securities. If the holdings of the Company’s securities change from the amounts provided in the Company’s preliminary proxy statement for the 2020 Annual Meeting of Shareholders, such changes will be set forth in SEC filings on Forms 3, 4, and 5, which can be found through the Company’s website at www.synalloy.com or through the SEC’s website at www.sec.gov. Information can also be found in the Company’s other SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2019. Updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the definitive proxy statement and other materials to be filed with the SEC in connection with the 2020 Annual Meeting of Shareholders. Shareholders will be able to obtain the definitive proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at www.synalloy.com.

Contact: Dennis Loughran at (804) 822-3266

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